Exhibit 5.1

January 26, 2005	Mayer, Brown, Rowe & Maw LLP 190 South La Salle Street Chicago, Illinois 60603-3441 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com
Ryerson Tull, Inc. 2621 West 15th Place Chicago, IL 60608

Re:	Offer to Exchange $150,000,000 of 8 1/4% Series B Senior Notes due 2011 for any and all 8 1/4% Series A Senior Notes due 2011

Ladies and Gentlemen:

We have acted as special counsel to Ryerson Tull, Inc., a Delaware corporation (the “Company”), and Ryerson Tull Procurement Corporation, a Delaware corporation (the “Guarantor” and, together with the Company, the “Registrants”) in connection with the preparation and filing by the Registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 (the “Registration Statement”) to register under the Securities Act (i) the 8 1/4% Senior Notes due 2011 to be issued by the Company (the “Series B Senior Notes”) and (ii) the unconditional guarantee (the “Exchange Guarantee”) as to the payment of principal and interest on the Series B Senior Notes by the Guarantor. Pursuant to the Registration Statement, the Company is offering to exchange (the “Exchange Offer”) $150,000,000 aggregate principal amount of the Series B Senior Notes for $150,000,000 aggregate principal amount of 8 1/4% Series A Senior Notes due 2011 (the “Series A Senior Notes”) and to exchange the Exchange Guarantee for the unconditional guarantee as to the payment of principal and interest on the Series A Senior Notes by the Guarantor (the “Original Guarantee”). The Series B Senior Notes and the Exchange Guarantee will be issued upon consummation of the Exchange Offer. The Series A Senior Notes and the Original Guarantee were, and the Series B Senior Notes and the Exchange Guarantee will be, issued pursuant to an indenture, dated as of December 13, 2004 (the “Indenture”) among the Company, the Guarantor and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).

As special counsel to the Registrants, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

Based on the foregoing, it is our opinion that, when the Series B Senior Notes and the Exchange Guarantee have been executed by the Company and the Guarantor, respectively, and the Series B Senior Notes (to which the Exchange Guarantee will be affixed) have been authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to

Ryerson Tull, Inc.

January 26, 2005

holders tendering in the Exchange Offer in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Series B Senior Notes and the Exchange Guarantee will be legally issued and will constitute valid and binding obligations of the Company and the Guarantor, respectively, entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equity principles (whether considered in a proceeding at law or in equity) and enforceable against the Company and the Guarantor, respectively, in accordance with their terms.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Mayer, Brown, Rowe & Maw LLP under the caption “Legal Matters” contained therein.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw LLP
MAYER, BROWN, ROWE & MAW LLP